EXHIBIT 99.1

Contact:	Cathy Engel	FOR IMMEDIATE RELEASE
PECO 2301 Market Street, S14-1 Philadelphia, PA 19103 215-841-5555 catherine.engel@peco-energy.com

Customers Can Save More Than $1 Billion

With New Suite Of Energy Efficiency Programs From PECO

PHILADELPHIA (November 4, 2009) – With just a few small steps, PECO customers can save more than $1 billion in energy costs thanks to a new energy efficiency suite of programs from PECO. The programs, totaling more than $330 million, approved by the Pennsylvania Public Utility Commission (PUC), will be available to customers beginning in March 2010.

A residential customer who purchases five discounted energy efficient CFL bulbs – which use 75 percent less energy and last up to 10 times longer – and installs a discounted programmable thermostat – which saves energy by automatically raising and lowering temperatures – will save about $130 each year.

“We are helping our customers save money by making it easier . . . and cheaper . . . for them to use energy more efficiently,” said Denis O’Brien, PECO president and CEO. “That’s why in October we launched our CFL bulb program to bring millions of discounted CFL bulbs to local stores. We are thankful to the Pennsylvania Public Utility Commission for issuing an order that will be so beneficial to our customers. The programs approved will go even further to help our customers understand, manage and reduce their energy use, and therefore reduce their energy costs. And, in addition to creating hundreds of local jobs, these programs also are a win-win because using energy more efficiently also provides significant environmental benefits.”

Specifically, PECO’s suite of energy saving programs will include:

Energy Efficiency

•	$20 million to bring discounted CFL bulbs to more than 800 local stores

•	$28 million in weatherization programs to help low-income customers

•	$42 million in rebates on energy efficiency appliances and other products

•	$10 million in customer incentives to pick-up older, inefficient appliances

•	$112 million in rebates and energy efficiency programs for non-profit, educational, governmental and business customers

-more-

Energy Efficiency Programs Approval Release

Demand Reduction Programs

•	$41 million in customer incentives for energy management programs including air-conditioner cycling

•	$79 million in programs and incentives to help customers reduce energy demand during the 100 hours of the year with the highest demand for electricity

The suite of energy saving programs is part of the company’s support of Pennsylvania’s energy efficiency and demand response targets – Act 129. Act 129 requires all state electric utilities to reduce energy use by 1 percent by May 31, 2011 and 3 percent by May 31, 2013, and reduce energy demand during the 100 highest demand hours of the year by 4.5 percent by May 31, 2013. The programs will cost residential customers about $1.50 additional on their monthly energy bills.

PECO’s programs also complement the company’s other environmental efforts. Other environmental projects include the installation of a green roof and new energy efficient, LED Crown Lights on the company’s Center City headquarters; the opening of PECO’s first ‘green building’ in West Chester, recently awarded silver certification for Leadership in Energy and Environmental Design (LEED); improvements to secure LEED certification for many other company work sites; the increased use of hybrid and biodiesel vehicles; and support for community environmental projects.

These efforts are a component of Exelon 2020: A Low-Carbon Roadmap, the comprehensive environmental strategy of PECO’s parent company. Exelon 2020 sets the goal of reducing, offsetting or displacing more than 15 million metric tons of greenhouse gas emissions per year by 2020. This is more than the company’s current annual carbon footprint and is equivalent to taking nearly 3 million cars off American roads and highways.

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Based in Philadelphia, PECO is an electric and natural gas utility subsidiary of Exelon Corporation (NYSE: EXC). PECO serves 1.6 million electric and 485,000 natural gas customers in southeastern Pennsylvania and employs about 2,400 people in the region. PECO delivered 83.7 billion cubic feet of natural gas and 39.4 billion kilowatt-hours of electricity in 2008. Founded in 1881, PECO is one of the Greater Philadelphia Region’s most active corporate citizens, providing leadership, volunteer and financial support to numerous arts and culture, education, environmental, economic development and community programs and organizations.

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